Winner Medical Reports Selected Preliminary Unaudited Fourth Quarter Fiscal 2011 Results

Quarterly Revenues up 46.7% YoY to $41.4 million
Quarterly Net Income attributable to the Company down 14.5% YoY to $2.7 million

SHENZHEN, China, November 14, 2011 -- Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading, China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today reported preliminary unaudited consolidated financial results for the fourth quarter ended September 30, 2011. These selected preliminary 2011 fiscal fourth quarter results are unaudited and subject to change.

Preliminary Financial Highlights for the Fourth Quarter of Fiscal Year 2011

•	Revenues increased by 46.7% to $41.4 million from $28.2 million in the same period of the prior fiscal year.
•	Gross Profit increased by 21.2% to $10.7 million from $8.8 million in the same period of the prior fiscal year.
•	Gross Margin decreased to 25.8% from 31.3% in the same period of the prior fiscal year.
•	Net Income attributable to Winner Medical decreased by 14.5% to $2.7 million from $3.1 million in the same period of the prior fiscal year.
•	Basic and diluted net income per share were both $0.11.

Mr. Jianquan Li, chairman and chief executive officer of Winner Medical, commented, “We are pleased to report a revenue increase of 46.7% to $41.4 million for the fourth quarter of fiscal year 2011, driven by both our medical and PurCotton® businesses. Increased sales in various markets reflect customers’ growing recognition of our brand and demand for our products.”

Mr. Li continued, “During the quarter, we continued building up our retail channel for PurCotton® products and opened our 41st chain store, compared to 22 stores operating as of the fourth quarter 2010. All PurCotton® stores are located in major Chinese cities and their operations integrate with our online sales platform. This retail expansion has required the Company to make accompanying investments in operations to support growth, which reduced the Company's net income for the quarter. However, we feel this investment will increase long-term value for our shareholders and will earn attractive returns over future quarters.”

Mr. Xiuyuan Fang, chief financial officer of Winner Medical, added, “Against the macro background of cotton price fluctuations, our gross profit continued to grow, yet pressure was put on the Company’s gross margin, which declined to 25.8% during the quarter. The decrease was driven by a higher average purchasing price of cotton, our primary raw material, as well as an increase in the volume of cotton consumed due to increased orders. As a strategic move, the Company decided to increase raw material inventory of relatively high-quality cotton to hedge against potential future price inflation and continue meet customers’ needs. However, we are pleased to see sales growth in our higher-margin PurCotton® retail business. Such growth is expected to improve the Company’s overall gross margin level in future periods.”

Revenues in the fourth quarter of fiscal year 2011 increased by 46.7% to $41.4 million from $28.2 million in the same quarter of 2010. Growth was driven by medical and PurCotton® products.

Revenue By Geography
Breaking down revenue according to geography:

•
Europe: Europe remained the largest market with strong sales of $16.4 million, representing an increase of 51.3%  from $10.9 million in the fourth quarter of fiscal year 2010, reflecting the Company’s continuing effort to retain existing customers and add new ones. As a percentage of total sales, sales in Europe increased to 39.6% in the fourth quarter of fiscal year 2011 from 38.4% in the same quarter of last year.

•
North and South America: Sales in North and South America increased by 38.9% year-over-year to $8.8 million from $6.4 million, attributable to steady sales in the United States and robust sales in Brazil. As a percentage of total sales, sales in North and South America were 21.4% in the fourth quarter of fiscal year 2011 compared to 22.6% in the same quarter of last year.

•
Japan: Sales in Japan were $4.6 million, representing a slight decline of 0.3%. As a percentage of total sales, sales to Japan were 11.0% in the fourth quarter of 2011 compared to 16.2% in the same quarter of 2010.

•
China: Sales of medical products in China increased to $9.8 million in the fourth quarter of fiscal year 2010, driven by robust sales of PurCotton products. As a percentage of total sales, sales in China increased to 23.7% in the fourth quarter of fiscal year 2011 compared to 10.5% in the same quarter last year.

Revenue By Products

Sales generated from medical products increased by 44.3% to $36.2 million in the fourth quarter of fiscal year 2011 from $25.1 million in the same quarter of 2010. This was mainly attributable to steady to robust sales in Europe, the  North and South America, especially sales in Brazil. As a percentage of total sales, sales from medical products were 87.5% in the fourth quarter of fiscal year 2011, compared to 88.9% in the same quarter of last year.

Sales generated from PurCotton® products increased by 65.8% to $5.2 million in the fourth quarter of fiscal year 2011 from $3.1 million in the same quarter of 2010. As a percentage of total sales, sales from PurCotton® products were 12.5% in the fourth quarter of fiscal year 2011, compared to 11.1% in the same quarter of 2010.

Breaking down revenue according to products and distribution channels:

•	Material supplies of PurCotton® jumbo rolls totalled $3.4 million, an increase of 27.6% compared to $2.7 million in the fourth quarter of fiscal year 2010.

•
Retail sales of PurCotton® consumer products totalled $1.8 million, an increase of 280.5% compared to $0.5 million in the fourth quarter of of fiscal year 2010. The increase was driven by the opening of more retail stores and improved sales in the Company’s existing stores and online sales platforms. As of September 30, 2011, the Company operated 23 retail chain stores in southern Mainland China (the region where the Company is headquartered), ten in Beijing, five in Shanghai and three in Hong Kong.

About Winner Medical

Winner Medical, a leading, China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fourteen wholly-owned subsidiaries and four joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54  domestic and international patents. For nine consecutive years, the Company ranks as one of the leading medical dressing exporters in China, with North America, Europe, and Japan its major markets. In addition, the Company distributes under its own “Winner®” and “PurCotton®” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

Contact:

Winner Medical Group Inc.
Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Phone: +86-755-2806-6858
Email: investors@winnermedical.com

ICR Inc.
Mr. Rob Koepp
Phone: +86-10-6583-7516 or +1-646-405-5171
E-mail: robert.koepp@icrinc.com

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions and involve known and unknown risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.